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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

December 4, 2002
(Date of earliest event reported)

E-CENTIVES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-31559 (Commission File Number)	52-1988332 (IRS Employer Identification No.)
6901 Rockledge Drive, 6th Floor, Bethesda, Maryland (Address of principal executive offices)		20817 (Zip Code)

(240) 333-6100
(Registrant's telephone number, including area code)

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Item 2.    Acquisition or Disposition of Assets.

Overview

        On December 4, 2002, E-centives, Inc. acquired substantially all of the assets of Consumer Review, Inc. and assumed various liabilities associated with such acquired assets pursuant to an Asset Purchase Agreement, dated as of November 8, 2002, by and between E-centives and Consumer Review. The acquisition was approved by the United States Bankruptcy Court for the Northern District of California pursuant to an Order Approving Disclosure Statement and Confirming Chapter 11 Plan also dated December 4, 2002.

        Consumer Review was incorporated in Delaware in 1998. On June 17, 2002, Consumer Review filed under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of California. Consumer Review is engaged in the business of developing and operating the website "consumerreview.com" and its related network websites, which websites develop and manage web communities around common product interests. Consumer Review's services include product reviews and information, as well as consumer to consumer and business to consumer sales.

        The acquired assets include certain intellectual property and Internet domain names of Consumer Review. E-centives also hired 16 Consumer Review employees in connection with the acquisition. The former Consumer Review employees will now be based at E-centives' existing offices in Redwood City, California.

Structure of the Acquisition; Purchase Price

        E-centives paid Consumer Review $290,000 in cash at closing, which cash will be distributed to certain creditors of Consumer Review after the closing. E-centives also assumed certain of Consumer Review's accounts payable related to Consumer Review's business. Additionally, E-centives issued 400,000 shares of E-centives' Series B Convertible Preferred Stock, which, subject to certain earn out provisions in the Asset Purchase Agreement, will be converted into shares of the common stock of E-centives. One of the debentureholders of Consumer Review is Peter Friedli, a director and stockholder of E-centives.

        The foregoing description of the acquisition is qualified in its entirety by reference to the Asset Purchase Agreement, a copy of which is filed herewith as Exhibit 2.1 and incorporated herein by reference.

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits.

(c)
Exhibits.

The following document is filed as an exhibit to the report:

2.1
Asset Purchase Agreement, dated as of November 8, 2002, by and between E-centives, Inc. and Consumer Review, Inc.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E-CENTIVES, INC.
By:	/s/ DAVID SAMUELS David Samuels Chief Financial Officer
Date: December 13, 2002

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  Item 2. Acquisition or Disposition of Assets.
  Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.
SIGNATURES